UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  June 15, 2012

TeamStaff, Inc.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-18492

New Jersey	22-1899798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1776 Peachtree Street, N.W.

Atlanta, GA 30309

(Address and zip code of principal executive offices)

(866) 952-1647

(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02              Unregistered Sale of Securities

Item 8.01              Other Events

TeamStaff, Inc. completed the closing of its previously announced Common Stock Rights Offering on June 15, 2012.

The Company successfully raised the $4.2 million it had sought by selling 3,230,769 shares (subject to rounding down to the nearest whole share) of its common stock at the $1.30 per share offering price. As a result, the total number of shares of the Company`s common stock outstanding is now approximately 9,305,702 shares.

Officers and directors purchased an aggregate of 137,678 shares in the rights offering.  Subscription rights that were not exercised by 5:00 p.m., New York City time, on June 6, 2012, have expired.

On March 16, 2012, the Company announced that it had filed a registration statement on Form S-1 with the Securities and Exchange Commission for a rights offering in which existing stockholders of the Company would receive non-transferable rights to purchase $4.2 million of additional shares of its common stock (the “Rights Offering”). Under the terms of the Rights Offering, the Company distributed, at no charge to the holders of its common stock as of the record date of April 10, 2012, non- transferable subscription rights for each share of common stock owned on the record date.  Each subscription right entitled the holder to purchase 0.532 shares of the Company’s common stock at a price of $1.30 per share, resulting in the issuance of up to 3,230,769 shares of common stock. The Rights Offering also included an over-subscription privilege, which entitled a holder who exercised its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the Rights Offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right and to reduction by the Company under certain circumstances.

The Company’s Registration Statement on Form S-1 for the Rights Offering was declared effective on May 2, 2012 by the Securities and Exchange Commission. Mailing of the offering materials to eligible stockholders began on or about May 7, 2012 and the subscription period expired on June 6, 2012.

In connection with the Rights Offering, on April 30, 2012, the Company entered into a standby purchase agreement with Wynnefield Capital, Inc. (“Wynnefield Capital”), which owned, prior to the Rights Offering, approximately 21% of the Company’s Common Stock (excluding common stock warrants and a convertible note) through certain affiliated entities.  Pursuant to the standby purchase agreement, Wynnefield Capital (or affiliated assignees) agreed to acquire from us in the Rights Offering, subject to the satisfactions of specified conditions, the shares of common stock that related to any rights that remained unexercised at the expiration of the Rights Offering. The purchases under the standby agreement were completed in connection with the completion of the Rights Offering on June 15, 2012.

As previously announced, the Company also agreed to enter into a registration rights agreement with Wynnefield Capital whereby the Company will, at its cost and expense, register for resale under the Securities Act of 1933, all shares of common stock beneficially owned by Wynnefield Capital (and its affiliated entities), including shares purchased by Wynnefield Capital and its affiliated entities in the Rights Offering. We have agreed to file a registration statement with the SEC within 90 days of closing of the Rights Offering. The Company and Wynnefield Capital executed the registration rights agreement upon the completion of the Rights Offering on June 15, 2012.

In connection with the Rights Offering, and under the terms of the standby agreement with Wynnefield Capital, shares issued to Wynnefield Capital and its affiliated purchasers are deemed restricted securities.  The shares were issued pursuant to an exemption from registration pursuant to Section 4(2) of the Securities

Act of 1933, as amended.  Wynnefield Capital and its affiliated entities acquired an aggregate of $3,692,326.30 of shares (upon the same terms as all other participants at $1.30 per share) and received an aggregate of approximately 2,840,250 shares of Common Stock.

Item 9.01              Financial Statements and Other Exhibits.

(d) Exhibits.

Exhibit 99.1 Press Release dated June 18, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TeamStaff, Inc.

	By:	/s/ Zachary C. Parker

Zachary C. Parker
Chief Executive Officer
Date: June 20, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of TeamStaff, Inc. dated June 18, 2012